Exhibit 99.1





                                 Company Contact:    Richard Olicker
                                                     President & Chief Operating
                                                      Officer
                                                     Arvind Dharia
                                                     Chief Financial Officer
                                                     Steven Madden, Ltd.
                                                     (718) 446-1800

                                 Investor Relations: Cara O'Brien/Lila Sharifian
                                                     Financial Dynamics
                                                     (212) 850-5600
FOR IMMEDIATE RELEASE
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                  STEVEN MADDEN, LTD. PROVIDES BUSINESS UPDATE

LONG ISLAND CITY, N.Y. - July 22, 2004 - Steven Madden, Ltd. (NASDAQ: SHOO), a leading designer, wholesaler and marketer of fashion footwear for women, men and children, today provided an update on various business matters.

         The Company currently expects to report second quarter net sales in the range of $85 million to $86 million, compared with $85.7 million in the same period of the prior year. This reflects an increase in total retail sales of approximately 18% and a same-store sales increase of approximately 15% for the quarter. Net sales also include a decline in wholesale revenues of approximately 6% versus the comparable period.

         As anticipated, the market has remained challenging, and during the quarter the Company's l.e.i., Madden Mens and Stevies wholesale divisions faced even greater pressure than expected. These businesses experienced declining sales within a very demanding markdown environment, which had a greater than planned impact on the Company's wholesale margins. Nevertheless, due to strength in the Company's retail division, overall gross margins held steady in comparison to the same quarter last year. In addition, as the Company has communicated in recent periods, an ongoing transition into new categories to meet shifting industry trends and the integration of new divisions have required additional expenses including greater advertising support as well as investments in key design and sales personnel. Finally, professional, consulting and accounting expenses increased to a higher than expected level during the quarter in large part due to Sarbanes-Oxley compliance requirements.

         As a result of the above factors, the Company anticipates that second quarter earnings will range between $0.25 and $0.28 per diluted share.

         With respect to the outlook for the full year, after a review of the trends and plans for the year, the Company is currently comfortable with confirming the previously announced expectations for a total annual sales increase of low single digits over 2003. However, as a result of the second quarter's lower than anticipated sales at wholesale, related lower gross margin in that division, and an expectation that the trend will continue in the near-term, the Company is updating its annual earnings expectations for 2004. The Company currently anticipates that full year earnings will be between $1.00 and $1.03 per diluted share on 14,500,000 diluted weighted average shares outstanding.

         The Company separately announced that pursuant to its share repurchase program, during the second quarter the Company completed the repurchase of 85,200 shares of its common stock at an average price of $18.79.

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         Jamieson Karson, Chief Executive Officer, commented, "We believe the recent stock repurchase represents a productive use of capital, reflects our continued confidence in the Company's long-term prospects, and underscores our commitment to enhancing shareholder value.

         "Moreover, we continue to take comfort in the core elements of our business - tremendous brand equity, a strong business model, and a pristine balance sheet which boasts no debt, approximately $67 million in cash, cash equivalents and investment securities and stockholders' equity of over $166 million. Although we remain cautious about the future and conservative in our near-term outlook, we remain fiercely focused on expanding the very successful retail division of our business, leveraging our brands through licensing opportunities, and considering strategic acquisitions that will further diversify the business and position us for long-term success."

Second Quarter Earnings Announcement and Conference Call Information
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         The Company intends to report its final second quarter results on
Tuesday, July 27, 2004 and will hold a conference call the same day at 10 a.m. Eastern Time. The conference call will be broadcast live over the Internet and interested investors can access the call by logging onto:

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http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=113367&eventID=920446.
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An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible until August 10, 2004.

Steven Madden, Ltd. designs and markets fashion-forward footwear for women, men and children. The shoes are sold through Steve Madden Retail Stores, Department Stores, Apparel and Footwear Specialty Stores, and on-line at www.stevemadden.com. The Company has several licenses for the Steve Madden & Stevies brands -- including eyewear, hosiery, handbags, and belts -- owns and operates one retail store under its Steven brand and is the licensee for l.e.i. Footwear, Candie's Footwear and UNIONBAY Men's Footwear.


Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

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